Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Public Relations: Cheryl Isen, Principal, Isen and Company
(425) 222-0779 or Cheryl@IsenandCo.com

Investor Relations: Rick Lutz, LC Group
(404) 261-1196 or LCGroup@mindspring.com

IMPART MEDIA GROUP ACQUIRES INTRANSIT MEDIA
Acquisition Expands Digital Signage Business to PATH System in New York/New Jersey

SEATTLE, WA. February 7, 2006 -- IMPART Media Group, Inc. (OTCBB: IMMG), an innovator in the content, creation and management of out-of-home digital advertising and information networks, today announced that it has purchased all assets of Marlin Capital Partners, LLC d/b/a InTransit Media, a privately-held advertising and marketing services company located in Pompano Beach, Florida and New York City. Included in the asset purchase are the exclusive rights to provide digital signage and out-of-home digital advertising services for the PATHVision digital network. The PATHVision system includes more than 277 displays throughout 13 transit stations in New York City and New Jersey that provide advertisements and informational spots for travelers. IMPART Media Group, Inc. (IMPART), will continue to market the PATHVision system under the InTransit Media name, as it continues the rapid expansion of its travel network strategy.

Laird Laabs, president and co-founder of IMPART stated, “We are extremely pleased to add the PATHVision system to our growing portfolio of solutions for the out-of-home digital advertising sector, and believe this acquisition will provide IMPART with a highly visible advertising opportunity to one of the most desirable demographic segments in the country.” Laabs added, “As we mobilize our aggressive expansion in this rapidly growing advertising space, we will continue our mission to seek out additional strategic and viable market opportunities like those provided by InTransit Media and PATHVision.”

PATHVision is a digital signage system ideally suited for the growing out-of-home advertising sector. It provides information to a captive audience delivering more than 72 million annual viewer impressions. The PATH transit system carries over 70% of the passengers entering New York City by rail from New Jersey; of those, 52% are Professional-Managerial, and over 59% are in the 25-to-44 age range. This premiere advertising venue also includes rail travelers passing through the new state-of-the-art PATH facility under construction at the World Trade Center. This high quality demographic audience represents a prime market for advertisers. The PATHVision system provides up-to-date news, rail schedules, weather and related marketing messages and is already a successful venue with a marquee list of advertisers and sponsors including The Wall Street Journal, Barron’s, Embassy Suites, HBO Sports, Washington Mutual, among others.

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IMPART MEDIA GROUP ACQUIRES INTRANSIT MEDIA (2)

IMPART believes that with the addition of its current and planned marketing resources, it will be able to greatly increase the revenue potential for PATHVision and will continue to provide the Port Authority with a state-of-the-art revenue generating partnership. Additional information about the PATHVision system and InTransit Media may be found at www.intransitmedia.com.

“The terms of the acquisition and the relationships developed with Charles Eissa, Founder and Chief Operating Officer of InTransit Media, provided IMPART with two distinct opportunities—the ability to expand its out-of-home advertising model, and an investor partner opportunity,” stated Joe F. Martinez IMPART Chairman and Chief Financial Officer. “In the final analysis”, Martinez stated, “the InTransit team was so impressed with IMPART and its market opportunities, that it recommended that Marlin Capital managing partner Mike Brauser, make an investment in IMPART by taking stock in lieu of cash for the majority of the purchase price in the transaction—a true testament to the merits of a successful negotiation and trust in the abilities of each partner.”

About IMPART Media Group, Inc.
IMPART Media Group, Inc., (OTC Bulletin Board: IMMG), headquartered in Seattle, Washington, is a rapidly expanding digital signage leader in the emerging out-of-home media sector. The company is growing through a consolidation strategy that includes acquiring the industries best and brightest talent and most advanced solutions to create a broad, integrated one-stop communications media company focused on digital signage and networked advertising offerings for leading brands in industries such as retail, grocery, banking, restaurants, hospitality, government and public spaces, among others. The company’s digital media solutions enable the simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. More information please visit: www.impartmedia.com.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the respective management of IMPART Media Group, Inc. believes that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

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